Exhibit 99.1

BGC Partners Reports Record First Quarter 2015 Financial Results

The Company Produced Record Revenues and Post-tax Distributable Earnings

BGC Increases Quarterly Dividend by 16.7% to 14 Cents

GFI Group’s Results from March, 2015 Onward are Consolidated with those of BGC

BGC Acquires 43 Million Newly Issued GFI Common Shares

BGC Now Owns Approximately 67 percent of GFI

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY - April 29, 2015 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today reported its financial results for the quarter ended March 31, 2015. Unless otherwise stated, the financial results and other metrics for the Company’s majority-owned division, GFI Group Inc. (OTC: GFIG) (“GFI Group” or “GFI”), a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets, are consolidated with those of BGC from March 2, 2015 onward throughout this document.

Select Results Compared to the Year-Earlier Period

Highlights of Consolidated Results ($ millions)	1Q15	1Q14	Change
Revenues for distributable earnings[1]	$563.9	$445.9	26.5%
Pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes	75.2	56.2	33.7%
Post-tax distributable earnings	62.1	47.2	31.5%
Adjusted EBITDA[2]	117.1	74.6	56.9%
Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”)	547.6	444.8	23.1%
GAAP income from operations before income taxes and noncontrolling interest in subsidiaries	36.3	11.2	222.5%
GAAP net income for fully diluted shares	20.7	11.6	79.5%

Per Share Results	1Q15	1Q14	Change
Pre-tax distributable earnings per share	$0.22	$0.17	29.4%
Post-tax distributable earnings per share	0.18	0.15	20.0%
GAAP net income per fully diluted share	0.06	0.04	50.0%

Management Comments

“BGC’s first quarter post-tax distributable earnings increased by approximately 32 percent year-over-year to $62 million, which made it the third record quarter in a row in terms of the Company’s overall profits, and the second consecutive quarterly record in terms of revenues,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “These achievements reflected pre-tax distributable earnings growth of almost 65 percent for our high margin fully

[1]	See the sections of this document entitled “Distributable Earnings Defined,” “Differences Between Consolidated Results for Distributable Earnings and GAAP,” “Reconciliation of Revenues Under GAAP And Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings” for a complete and updated definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this document.
[2]	See the sections of this document titled “Adjusted EBITDA Defined” and “Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings).”

electronic businesses,3 due mainly to the remarkable success our brokers have had in converting voice and hybrid Financial Services desks to much more profitable fully electronic trading. This significant growth came despite the stronger U.S. dollar reducing our Financial Services revenues by more than $20 million during the first quarter of 2015.

“Our results also include those of GFI for one month. Although BGC owned approximately 56 percent of GFI’s outstanding common shares at the end of the first quarter, the Company now owns more than two-thirds of GFI’s outstanding common shares. We therefore control timing and process with respect to a full merger.

“While the front office operations of GFI and BGC will remain separately branded, we have already begun integrating the support functions, technology, and infrastructure of these two companies. By the first quarter of 2016, we expect to reduce our expense run rate by at least $50 million a year on items including network infrastructure, telephone lines, data centers, vendors, disaster recovery, and interest expense. We anticipate producing at least $40 million in further annualized cost savings by the second anniversary of the transaction, for a total of at least $90 million in savings.4 We also expect to increase productivity per broker and to continue converting voice and hybrid broking to higher margin fully electronic trading, all of which should lead to increased revenues and profitability. By freeing up duplicative capital set aside for regulatory and clearing purposes, we will also be able to use our balance sheet more efficiently.

“In addition, we have retained Cantor Fitzgerald to assist in the sale of Trayport. We expect numerous parties to be interested in acquiring this business at a valuation that reflects its high margins, growth rate, leading technology, and strategic importance in the global energy and commodities markets. We anticipate completing a transaction before the end of 2015. The gain from a sale of Trayport will be excluded from distributable earnings.

“A successful sale of Trayport, combined with increased profits from integrating GFI, growing our fully electronic businesses, and the strength of our Real Estate Services5 business, will lead to dramatically higher liquidity. We also anticipate receiving over $635 million in additional NASDAQ OMX stock6 over time. As we execute our strategy, we expect to have significant capital with which to pay dividends, repurchase shares and/or units of BGC, profitably hire, and make accretive acquisitions, all while maintaining our investment grade rating.”

Mr. Lutnick concluded: “I am happy to report that our board declared a 14 cent qualified dividend for the first quarter, which represents an increase of 16.7 percent sequentially and year-over-year. At yesterday’s closing stock price, this translates into a 5.8 percent annualized yield.”

[3]	These electronic businesses include both BGC’s and GFI’s e-brokered products across rates, credit, and foreign exchange (“FX”), as well as its offerings in market data and software solutions, with the exception of Trayport.
[4]	This excludes expenses expected to be incurred by GFI’s Trayport business, and excludes the impact of any potential future acquisitions or net increase in headcount due to hires made after today’s date.
[5]	“Newmark Grubb Knight Frank” is synonymous in this document with “NGKF” or “Real Estate Services.”
[6]	See the “Consolidated Balance Sheet” section of this document for the items that make up liquidity. NASDAQ OMX Group, Inc (NASDAQ: NDAQ or “NASDAQ OMX”) stock value based on the closing price on April 28, 2015. NDAQ stock is expected to be received over the next approximately 13 years. Should certain acceleration events occur, including NASDAQ OMX undergoing a change of control, whatever remains of the earn-out will be paid immediately at that time.

Shaun D. Lynn, President of BGC, said: “Our overall Financial Services revenues were strengthened by our acquisition of a majority of GFI earlier this year, as well as our purchases of R.P. Martin, Remate Lince, and HEAT Energy Group in 2014. The Company’s revenues for foreign exchange, energy, and commodities products were also positively impacted by increased global activity in these asset classes. Our pre-tax distributable earnings increased by 32.5% percent in Financial Services, driven by higher overall revenue and by particularly strong growth from our fully electronic businesses.

“The Company’s e-businesses, excluding Trayport, increased their top line by 73.7 percent to $40.8 million, and their pre-tax distributable earnings grew by 64.9 percent to $20.5 million, all compared with a year earlier. This improvement in fully electronic revenues was due to double digit percentage organic growth as well as the acquisition of a majority of GFI.

“This momentum continued into the second quarter, as our revenues for these high margin products more than doubled year-on-year over the first 16 trading days of April, 2015. The revenues, profits, and growth rate of our e-businesses are now substantially higher than those of eSpeed,7 which we sold in the second quarter of 2013 for over $1.2 billion.”

Barry M. Gosin, Chief Executive Officer of Newmark Grubb Knight Frank, added: “Our Real Estate Services business benefited from the acquisitions of ARA and Cornish & Carey in 2014 and from continued robust commercial real estate industry trends across leasing and capital markets. NGKF’s quarterly pre-tax distributable earnings grew 28.7 percent, driven by a nearly 150 percent increase in real estate capital markets revenues and by the approximately 19 percent growth from leasing and other services, which includes our Global Corporate Services and Landauer Valuation & Advisory businesses. Based on historic quarterly seasonality, we are confident in realizing our goal of NGKF generating at least $1 billion in revenues for full year 2015. This would represent an increase of more than 35 percent over 2014.”

Dividend Declaration

On April 28, 2015, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.14 per share payable on May 29, 2015 to Class A and Class B common stockholders of record as of May 15, 2015. The ex-dividend date will be May 13, 2015.

Purchase of Additional GFI Shares

On April 28, 2015, a subsidiary of BGC purchased from GFI approximately 43.0 million newly issued shares of GFI’s common stock (the “New Shares”) at that date’s closing price of $5.81 per share for an aggregate purchase price of $250 million. The purchase price was paid to GFI in the form of a note due on

[7]

On June 28, 2013, BGC sold its fully electronic trading platform for benchmark U.S. Treasury Notes and Bonds to NASDAQ OMX. For the purposes of this document, the assets sold may be referred to as “eSpeed,” and the fully electronic businesses remaining with BGC may be referred to as “retained.” eSpeed generated $48.6 million in revenues and $28.5 million in pre-tax profits for BGC in 1H2013.

June 19, 2018 that bears an interest rate of LIBOR plus 200 basis points. Due to intercompany eliminations, the New Shares and the note will have no impact on the consolidated balance sheet of BGC. GFI expects that any funds received in payment of the principal of the note would be earmarked for repayment of GFI’s existing $240 million senior notes due July 2018 (the “GFI Notes”) or potentially be the basis of collateral with respect to the GFI Notes. Following the issuance of the New Shares, BGC owns approximately 67.0 percent of GFI’s outstanding common stock.

Consolidated Revenues

Unless otherwise stated, all results provided in this document compare the first quarter of 2015 with the year-earlier period. Certain numbers in the tables throughout this document may not sum due to rounding. In addition, certain figures may have been adjusted for prior periods in order to conform to current reporting methodology. Any adjustments would have had no impact on consolidated revenues or income for either GAAP or distributable earnings.

Highlights of Consolidated Revenues ($ millions)	1Q15	1Q14	Change
Brokerage revenues for distributable earnings	$487.0	$383.8	26.9%
Total distributable earnings revenues	563.9	445.9	26.5%
GAAP brokerage revenues	485.1	383.1	26.6%
GAAP total revenues	547.6	444.8	23.1%

Financial Services Results8

There was no difference in brokerage revenues between GAAP and distributable earnings for the segment. GFI’s revenues and earnings are included in this segment, with a very small amount recorded in “corporate.” Quarterly revenues for Financial Services would have been over $20 million greater but for the strengthening of the U.S. dollar. BGC will now separately report energy and commodities brokerage revenues due to their significant growth both absolutely and as a percentage of brokerage revenues.

[8]	See the tables in later this document with “Segment Results” in the titles for more information on BGC’s results by segment.

Financial Services Results for Distributable Earnings ($ millions)	1Q15	1Q14	Change
Rates	$122.0	$113.7	7.3%
Foreign exchange	72.9	52.1	40.1%
Credit	67.2	65.4	2.6%
Equities and other asset classes	36.2	29.7	22.0%
Energy and commodities	29.4	13.1	125.2%

Total brokerage revenues for both distributable earnings and GAAP	327.7	273.9	19.6%

Market data, software solutions, interest, and other revenue for distributable earnings (including NASDAQ OMX earn-out but excluding Trayport)	21.9	13.2	65.7%
Trayport	6.1	—	NMF

Total revenues for distributable earnings	355.7	287.1	23.9%
Pre-tax distributable earnings	78.3	59.1	32.5%
Pre-tax distributable earnings as a percent of revenues	22.0%	20.6%

Trayport is run as a distinct business, and the Company is exploring its sale. As a result, Trayport’s revenues, including intercompany eliminations, are shown as a separate line item in the above table, and its results are excluded from those of BGC’s fully electronic businesses and from the Company’s calculation of revenue per front office employee in subsequent tables.

Financial Services Results for GAAP ($ millions)	1Q15	1Q14	Change
Total brokerage revenues for both distributable earnings and GAAP	$327.7	$273.9	19.6%
GAAP market data, software solutions, interest and other revenue (excluding Trayport)	7.5	12.8	(41.1)%
Trayport	6.1	—	NMF

GAAP total revenues	341.4	286.7	19.1%
GAAP other income (loss), net[9]	2.7	(2.2)	NMF
GAAP income from operations before taxes	66.6	56.4	18.0%
GAAP income from operations before taxes as a percent of revenues	19.5%	19.7%

In the table below, BGC’s fully electronic revenues are broken out from the above Financial Services results.

Fully Electronic Revenues in Financial Services (Excluding Trayport) ($ millions)	1Q15	1Q14	Change
Fully electronic brokerage	$35.4	$21.2	67.1%
Market data and software solutions	5.5	2.3	133.4%

Total fully electronic revenues	40.8	23.5	73.7%
Pre-tax distributable earnings from fully electronic businesses	20.5	12.4	64.9%
Pre-tax distributable earnings from fully electronic businesses as a percent of revenue	50.2%	52.9%

Excluding Trayport, revenues from BGC’s electronic businesses were 11.7 percent of Financial Services distributable earnings revenues in the quarter, an approximately 350 basis point improvement when compared with 8.2 percent.

[9]	See the section of this document called “Distributable Earnings Defined” for more information on how the NASDAQ OMX share earn-outs and related mark-to-market movements, net of any hedging, are recorded in the segment under GAAP and distributable earnings.

Real Estate Services Results

The Company now breaks out revenues from leasing and other services separately from those of real estate capital markets brokerage, because the latter category is materially larger than in previous periods due mainly to the addition of ARA and Cornish & Carey.

Real Estate Services Results for Distributable Earnings ($ millions)	1Q15	1Q14	Change
Leasing and other services for distributable earnings	$105.4	$88.3	19.4%
Real estate capital markets for distributable earnings	53.8	21.6	149.0%

Total real estate brokerage for distributable earnings	159.3	109.9	44.9%
Management services and other revenues for distributable earnings	41.1	39.9	2.9%

Total revenues for distributable earnings	200.4	149.8	33.7%
Pre-tax distributable earnings	19.6	15.2	28.7%
Pre-tax distributable earnings as a percent of revenues	9.8%	10.1%

GAAP Real Estate Revenues Segment Results ($ millions)	1Q15	1Q14	Change
GAAP leasing and other services	$103.6	87.5	18.3%
GAAP real estate capital markets	53.7	21.6	148.5%

Total GAAP real estate brokerage	157.3	109.2	44.1%
GAAP management services and other revenues	41.1	39.9	2.9%

Total GAAP revenues	198.4	149.1	33.0%
GAAP income from operations before taxes	16.2	14.4	12.4%
GAAP income from operations before taxes as a percent of revenues	8.2%	9.7%

Industry wide, commercial real estate brokers tend to be seasonally slowest in the first calendar quarter of the year in terms of revenues and profitability, somewhat sequentially stronger in each of the next two quarters, and then strongest in the fourth calendar quarter.

Consolidated Expenses

Consolidated Expenses ($ millions)	1Q15	1Q14	Change
Compensation and employee benefits for distributable earnings	$348.1	$275.4	26.4%
Non-compensation expenses for distributable earnings	140.6	114.3	23.0%

Total expenses for distributable earnings	488.7	389.7	25.4%

Compensation and employee benefits under GAAP	346.8	275.3	26.0%
GAAP allocations of net income and grant of exchangeability to limited partnership units and FPUs	37.1	31.3	18.3%
Non-compensation expenses under GAAP	160.0	122.4	30.7%

Total expenses under GAAP	543.9	429.0	26.8%

Non-compensation expenses as a percent of distributable earnings revenues	24.9%	25.6%
Compensation and employee benefits as a percent of revenues for distributable earnings	61.7%	61.8%
Compensation and employee benefits as a percent of revenues under GAAP	63.3%	61.9%
Non-compensation expenses as a percent of GAAP revenues	29.2%	27.5%

Overall expenses for distributable earnings declined as a percent of revenues, although they increased in absolute terms. This is reflected in increased interest expense related to the Company’s issuance of $300 million of 5.375 percent Senior Notes due 2019 in December of 2014 and the impact of acquisitions across a number of line items.

BGC’s effective tax rate for distributable earnings was unchanged at 15 percent for the first quarter of 2015.

Consolidated Income and Share Count

With respect to BGC’s consolidated results, approximately 44 percent of GFI’s post-tax earnings were attributable to noncontrolling interest in subsidiaries, while the remaining approximately 56 percent were attributable to BGC’s earnings to fully diluted shareholders.

Consolidated Income ($ millions except per share data)	1Q15	1Q14	Change
Pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes	$75.2	$56.2	33.7%
Post-tax distributable earnings	62.1	47.2	31.5%
GAAP income from operations before income taxes	36.3	11.2	222.5%
GAAP net income for fully diluted shares	20.7	11.6	79.5%

Post-tax distributable earnings per fully diluted share	0.18	0.15	20.0%
GAAP net income per fully diluted share	0.06	0.04	50.0%

BGC had a fully diluted weighted average share count of 378.7 million in the first quarter of 2015 for distributable earnings, compared with 362.1 million in the first quarter of 2014. Under GAAP, BGC had a fully diluted weighted average share count of 338.5 million for the first quarter of 2015 and 322.1 million a year earlier. The GAAP share counts were lower because they excluded certain share equivalents in order to avoid anti-dilution.

The share count increased due primarily to issuances related to the acquisitions of Cornish & Carey, ARA, Remate Lince, and HEAT Energy Group; employee equity-based compensation; and new front-office hires. This was partially offset by the redemption and/or repurchase of 16.5 million shares and units at a cost to BGC of $124.8 million, or $7.57 per share or unit over the trailing twelve months ended March 31, 2015.

As of the end of the first quarter of 2015, the Company’s fully diluted share count for distributable earnings was 379.4 million, assuming conversion of both of BGC’s Convertible Senior Notes into 40.3 million shares. Subsequent to the end of the quarter, BGC’s $150.0 million of 8.75 percent Convertible Senior Notes, due April 15, 2015, were converted into approximately 24.0 million Class A common shares. This issuance had no impact on BGC’s fully diluted share count for distributable earnings. BGC’s
4.5 percent Convertible Senior Notes, due July 15, 2016, remain outstanding and are potentially convertible into approximately 16.2 million shares.

Consolidated Balance Sheet

The Company’s balance sheet consolidates that of GFI, and reflects the impact of acquisition accounting across various line items. The “cash and cash equivalents” on BGC’s balance sheet does not include cash held at clearing organizations, as BGC records these as part of “receivables from broker-dealers, clearing organizations, customers and related broker-dealers.”

As of March 31, 2015, the Company’s liquidity,10 which it defines as “cash and cash equivalents,” “marketable securities,” and “securities owned” held for liquidity purposes was $458.4 million; notes payable, collateralized borrowings, and notes payable to related parties were $991.4 million; book value per common share was $1.78; and total capital, which BGC Partners defines as “redeemable partnership interest,” “redeemable noncontrolling interest,” “noncontrolling interest in subsidiaries,” and “total stockholders’ equity,” was $983.8 million. In comparison, as of December 31, 2014, the Company’s liquidity was $825.5 million; notes payable, collateralized borrowings, and notes payable to related parties were $706.7 million; book value per common share was $1.83; and total capital was $641.4 million.

The changes in BGC’s liquidity since year-end 2014 were primarily related to cash used to purchase shares of GFI and ARA during the quarter; the redemption and/or repurchase of shares and units in the first quarter of 2015; and the previously disclosed legal settlement with Tullett Prebon plc.

[10]	The Company’s calculation for liquidity as of December 31, 2014, included the 17.1 million shares of GFIG that BGC and its affiliates own, although the Company and its affiliates did not and do not intend to sell these shares. “Marketable securities” are excluded from liquidity in certain periods, to the extent that they have been financed.

Front Office Statistics11

Revenue-Generating Headcount Data (period end)	1Q15	1Q14	Change
Financial Services	2,579	1,497	72%
NGKF	1,293	888	46%

Total	3,872	2,385	62%

Revenue Per Broker/Salesperson (period average in thousands)	1Q15	1Q14	Change
Financial Services for distributable earnings	$184	$184	0%
NGKF for distributable earnings	126	125	1%

Total company for distributable earnings	$160	$162	(1)%

Financial Services under GAAP	$184	$184	0%
NGKF under GAAP	124	124	0%

Total company under GAAP	$159	$162	(2)%

Second Quarter 2015 Outlook Compared with Second Quarter 2014 Results

*	The Company expects distributable earnings revenues to increase by between approximately 51 percent and 58 percent and to be between approximately $650 million and $680 million, compared with $430.3 million.

*	BGC Partners anticipates pre-tax distributable earnings to increase by between approximately 32 percent and 51 percent and to be in the range of $70 million to $80 million, versus $53.0 million.

*	The Company expects its effective tax rate for distributable earnings to remain approximately 15 percent.[12]

The Company’s outlook for revenues would have been at least $18 million higher but for the strengthening of the U.S. dollar compared with a year earlier.

With respect to BGC’s consolidated results, approximately 33 percent of GFI’s post-tax distributable earnings are expected to be attributable to noncontrolling interest in subsidiaries, while the remaining approximately 67 percent are expected to be attributable to the Company’s fully diluted shareholders.

BGC intends to update its consolidated second quarter guidance by the end of June, 2015.

[11]	The Real Estate figures are based on brokerage revenues, leasing and capital markets brokers, and exclude appraisers and both revenues and staff in management services and “other.” The Financial Services calculations in the above table include segment revenues from “total brokerage revenues” “market data,” and “software solutions,” but exclude Trayport’s revenues and salespeople. The average revenues for all producers are approximate and based on the total revenues divided by the weighted-average number of salespeople and brokers for the period.
[12]	Investors and analysts should note that BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the second quarter of 2015, the pre-tax interest expense associated with the Convertible Senior Notes is expected to be $3.5 million while the post-tax interest expense is expected to be $3.0 million, and the associated weighted-average share count is expected to be 20.2 million, all based on distributable earnings. The conversion of BGC’s 8.75% Convertible Senior Notes into approximately 24 million shares had no impact on the Company’s fully diluted share count for distributable earnings.

Differences between Consolidated Results for Distributable Earnings and GAAP

In the first quarter of 2015, distributable earnings revenues in Financial Services included $15.4 million related to the NASDAQ OMX share earn-out and associated mark-to-market movements and/or hedging. In the same period, the NASDAQ OMX earn-out did not impact GAAP revenues. However, GAAP “other income (loss), net” for the segment included a gain of $2.9 million related to mark-to-market movements and/or hedging associated with the NASDAQ OMX shares. Also in the quarter, a non-cash gain of $0.8 million related to BGC’s investments under the equity method were also included as part of “other income (loss), net” for corporate items under GAAP but were excluded for distributable earnings. An additional $28.8 million and $1.1 million in other gains with respect to “acquisitions, dispositions, and resolutions of litigation” were included in GAAP “other income (loss), net” and GAAP “other revenues”, respectively, but excluded for distributable earnings purposes. These related primarily to the unrealized gain with respect to the shares of GFI owned by the Company prior to the successful completion of BGC’s tender offer for GFI.

In the first quarter of 2014, distributable earnings revenues included $9.4 million related to the NASDAQ OMX earn-out and/or associated hedging transactions and mark-to-market movements. Under GAAP, there was no such impact on revenue although a $2.2 million mark-to-market loss and/or hedging gain related to the shares was recognized for the same period as part of “other income (loss), net.” An additional $9.0 million in other revenues with respect to acquisitions, dispositions, and resolutions of litigation were included in GAAP revenues but excluded for distributable earnings purposes.

First quarter 2015 and first quarter 2014 Real Estate Services brokerage revenues for distributable earnings include the collection of $2.0 million and $0.7 million of cash, respectively, which represents the acquisition date fair value of certain receivables. First quarter 2015 consolidated compensation and employee benefits for distributable earnings also include charges of $1.3 million in compensation and other expense versus essentially none a year earlier related to these Real Estate Services receivables. These items would have been recognized as GAAP revenues and expenses other than for the effect of acquisition accounting.

The difference between first quarter 2015 compensation expenses as calculated for GAAP and distributable earnings consisted of $37.1 million in non-cash, non-dilutive charges related to the allocation of net income and grants of exchangeability to limited partnership units and FPUs. A year earlier, these charges totaled $31.3 million.

The difference between non-compensation expenses in the first quarter of 2015 as calculated for GAAP and distributable earnings was due to $12.9 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation, largely related to the acquisition of the majority of outstanding shares of GFI, and $6.5 million in other non-cash, non-dilutive, and/or non-economic items, primarily related to fixed asset impairment.

The difference between non-compensation expenses for distributable earnings and under GAAP in the first quarter of 2014 was due to $4.8 million on other noncash charges primarily related to fixed asset impairment and $3.3 million in charges with respect to acquisitions, dispositions, and/or resolutions of litigation.

For the first quarters of 2015 and 2014, distributable earnings per share calculations included 40.3 million and 40.0 million, respectively, of weighted-average shares related to BGC’s Convertible Senior Notes but excluded the associated interest expense, net of tax, of $5.3 million for each period. BGC’s GAAP earnings per share calculation for both periods exclude shares related to certain share equivalents and include the related interest expense, net of tax, in order to avoid anti-dilution.

Conference Call and Investor Presentation

BGC and GFI will host a conference call today, April 29, 2015, at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated distributable earnings results, will be accessible via the following:

http://ir.bgcpartners.com (an HTML version with Excel financial tables or PDF)

http://ir.bgcpartners.com/news-releases (an HTML version with Excel financial tables or PDF)

http://www.bgcpartners.com/news-centre/press-releases (PDF only)

BGC will host a conference call on Wednesday, April 29, 2015 at 10:00 a.m. ET to discuss these results.

WHO:	BGC Partners, Inc. (NASDAQ: BGCP) & GFI Group, Inc. (OTC: GFIG)
WHAT:	First Quarter 2015 financial results conference call
WHEN:	Wednesday, April 29, 2015 at 10:00 a.m. ET
WHERE:	The “Investor Relations” section at http://www.bgcpartners.com
HOW:	A listing of minimum system requirement can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

An audio replay of the conference call is expected to be accessible at the “Investor Relations” section of http://www.bgcpartners.com within 24 hours of the live event for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	04/29/2015 10:00 a.m. ET
U.S. Dial In:	1 (888) 895-5271
International Dial In:	(+1) (847) 619-6547
Passcode:	39398231

REPLAY:
Available From – To:	04/29/2015 12:30 p.m. ET – 05/06/2015 11:59 p.m. ET
U.S. Dial In:	1 (888) 843-7419
International Dial In:	(+1) (630) 652-3042
Passcode:	39398231#

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC Partners believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments. Revenues for distributable earnings include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting. Revenues for distributable earnings also exclude certain one-time or unusual gains that are recognized under GAAP, because the Company does not believe such gains are reflective of its ongoing, ordinary operations.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

*	Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, Inc., as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

*	Allocations of net income to founding/working partner and other limited partnership units, including REUs, RPUs, PSUs, LPUs, and PSIs.

*	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain unusual, one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This exclusion pertains to the one-time gain related to the NASDAQ OMX transaction. Management believes that excluding these gains and charges best reflects the operating performance of BGC. However, because NASDAQ OMX is expected to pay BGC in an equal amount of stock on a regular basis for 15 years as part of the transaction, the payments associated with BGC’s receipt of such stock are expected to be included in the Company’s calculation of distributable earnings. To make quarter-to-quarter comparisons more meaningful, one-quarter of the annual contingent earn-out amount will be included in the Company’s calculation of distributable earnings each quarter as “other revenues.”

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

*	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

*	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

*	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to BGC’s common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, including REUs, RPUs, LPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss). The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from “pre-tax distributable earnings” and “post-tax distributable earnings” are difficult to forecast. Management will instead provide its outlook only as it relates to “revenues for distributable earnings,” “pre-tax distributable earnings,” and “post-tax distributable earnings.”

For more information on this topic, please see the tables in the most recent BGC financial results press release entitled “Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings,” which provide a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this document. The reconciliations for prior periods do not include the results of GFI.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial measure, “adjusted EBITDA,” which it defines as GAAP income from operations before income taxes, adjusted to add back interest expense as well as the following non-cash items:

*	Employee loan amortization;

*	Fixed asset depreciation and intangible asset amortization;

*	Non-cash impairment charges;

*	Charges relating to grants of exchangeability to limited partnership interests;

*	Charges related to redemption of units;

*	Charges related to issuance of restricted shares; and

*	Non-cash earnings or losses related to BGC’s equity investments.

The Company’s management believes that this measure is useful in evaluating BGC’s operating performance compared to that of its competitors, because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, investors should use adjusted EBITDA in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow, because adjusted EBITDA does not consider certain cash requirements such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP income (loss) from operations before income taxes, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income (loss) to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings.)”

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Through the Newmark Grubb Knight Frank brand, BGC offers a wide range of commercial real estate services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com.

BGC, BGC Trader, Newmark, Grubb & Ellis, and Grubb are trademarks and service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Trayport is a trademark or registered trademark of Trayport Limited and/or its affiliates. FENICS and FENICS.COM are trademarks or registered trademarks of Fenics Software Inc. and/or its affiliates.

About GFI Group Inc.

GFI is majority-owned by, and operates as a division of, BGC Partners, Inc. GFI Group Inc. is a leading intermediary in the global OTC and Listed markets offering an array of sophisticated trading technologies and products to a broad range of financial market participants. More than

2,500 institutional clients benefit from GFI’s know-how and experience in operating electronic and hybrid markets for cash and derivative products across multiple asset classes, including fixed income, interest rates, foreign exchange, equities, energy and commodities. GFI’s brands include Trayport, a leading provider of trading solutions for energy markets worldwide and FENICS, a market leader in FX options software.

Founded in 1987 and headquartered in New York, GFI employs over 1,900 people globally, with additional offices in London, Paris, Brussels, Nyon, Dublin, Madrid, Sugar Land (TX), Hong Kong, Tel Aviv, Dubai, Seoul, Tokyo, Singapore, Sydney, Cape Town, Santiago, Bogota, Buenos Aires, Lima and Mexico City.

Discussion of Forward-Looking Statements About BGC Partners and GFI

Statements in this document regarding BGC’s and GFI’s businesses that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC and GFI undertake no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s and GFI’s respective Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in their respective public filings, including their most recent Forms 10-K and any updates to such risk factors contained in subsequent Forms 10-Q or Forms 8-K.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	March 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$425,649	$648,277
Cash segregated under regulatory requirements	2,342	12,144
Securities owned	32,741	32,508
Securities borrowed	—	62,736
Marketable securities	56,662	144,719
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	2,458,088	640,761
Accrued commissions receivable, net	368,209	292,050
Loans, forgivable loans and other receivables from employees and partners, net	142,600	130,775
Fixed assets, net	162,219	112,020
Investments	32,230	17,392
Goodwill	888,932	392,570
Other intangible assets, net	307,295	27,980
Receivables from related parties	9,271	8,864
Other assets	380,750	228,331
Assets held for sale	23,254	—

Total assets	$5,290,242	$2,751,127

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$60,000	$—
Accrued compensation	287,256	231,679
Securities loaned	57,396	—
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	2,319,851	646,169
Payables to related parties	28,242	23,326
Accounts payable, accrued and other liabilities	544,202	501,830
Notes payable and collateralized borrowings	841,382	556,700
Notes payable to related parties	150,000	150,000
Liabilities held for sale	18,153	—

Total liabilities	4,306,482	2,109,704
Redeemable partnership interest	59,481	59,501
Redeemable noncontrolling interest	345,383	—
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 222,944 and 220,217 shares issued at March 31, 2015 and December 31, 2014, respectively; and 186,953 and 185,108 shares outstanding at March 31, 2015 and December 31, 2014, respectively	2,229	2,202
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at March 31, 2015 and December 31, 2014, convertible into Class A common stock	348	348
Additional paid-in capital	840,799	817,158
Contingent Class A common stock	56,827	47,383
Treasury stock, at cost: 35,991 and 35,109 shares of Class A common stock at March 31, 2015 and December 31, 2014, respectively	(206,514)	(200,958)
Retained deficit	(281,374)	(268,920)
Accumulated other comprehensive income (loss)	(17,853)	4,303

Total stockholders’ equity	394,462	401,516
Noncontrolling interest in subsidiaries	184,434	180,406

Total equity	578,896	581,922

Total liabilities, redeemable partnership interest and equity	$5,290,242	$2,751,127

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Commissions	$415,283	$303,598
Principal transactions	69,768	79,507

Total brokerage revenues	485,051	383,105

Real estate management services	40,602	39,826
Fees from related parties	6,606	7,032
Market data and software solutions	11,527	2,335
Interest income	1,705	2,072
Other revenues	2,076	10,419

Total revenues	547,567	444,789

Expenses:
Compensation and employee benefits	346,813	275,299
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	37,054	31,323

Total compensation and employee benefits	383,867	306,622

Occupancy and equipment	42,965	40,921
Fees to related parties	4,567	1,807
Professional and consulting fees	23,052	11,089
Communications	24,937	20,458
Selling and promotion	20,476	18,025
Commissions and floor brokerage	6,278	4,206
Interest expense	15,902	9,335
Other expenses	21,814	16,582

Total non-compensation expenses	159,991	122,423

Total expenses	543,858	429,045

Other income (losses), net:
Gain (loss) on divestiture and sale of investments	(215)	—
Gains (losses) on equity method investments	803	(2,275)
Other income (loss)	31,973	(2,223)

Total other income (losses), net	32,561	(4,498)

Income from operations before income taxes	36,270	11,246
Provision for income taxes	10,046	744

Consolidated net income	$26,224	$10,502

Less: Net income attributable to noncontrolling interest in subsidiaries	12,169	2,494

Net income available to common stockholders	$14,055	$8,008

Per share data:
Basic earnings per share
Net income available to common stockholders	$14,055	$8,008

Basic earnings per share	$0.06	$0.04

Basic weighted-average shares of common stock outstanding	222,019	220,608

Fully diluted earnings per share
Net income for fully diluted shares	$20,741	$11,558

Fully diluted earnings per share	$0.06	$0.04

Fully diluted weighted-average shares of common stock outstanding	338,484	322,074

Dividends declared per share of common stock	$0.12	$0.12

Dividends declared and paid per share of common stock	$0.12	$0.12

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

(unaudited)

	Q1 2015	Q1 2014
Revenues:
Brokerage revenues:
Rates	$122,011	$113,672
Foreign exchange	72,941	52,066
Credit	67,175	65,446
Equities and other asset classes	36,216	29,696
Energy and commodities	29,404	13,054
Leasing and other services (a)	105,428	88,262
Real estate capital markets	53,842	21,625

Total brokerage revenues	487,016	383,822

Market data and software solutions	11,527	2,335
Real estate management services	40,602	39,826
Fees from related parties, interest and other revenues (b)	24,749	19,939

Total revenues	563,895	445,922

Expenses:
Compensation and employee benefits (c)	348,120	275,377
Other expenses (d)	140,576	114,302

Total expenses	488,696	389,679

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	$75,199	$56,243

Noncontrolling interest in subsidiaries (e)	1,787	561
Provision for income taxes	11,280	8,436

Post-tax distributable earnings to fully diluted shareholders	$62,132	$47,245

Earnings per share:
Fully diluted pre-tax distributable earnings per share (f)	$0.22	$0.17

Fully diluted post-tax distributable earnings per share (f)	$0.18	$0.15

Fully diluted weighted-average shares of common stock outstanding	378,744	362,087

Total revenues	$563,895	$445,922

Total compensation expense	$348,120	$275,377

Compensation expense as a percent of revenues	61.7%	61.8%

Non-compensation expense as a percent of revenues	24.9%	25.6%

Pre-tax distributable earnings margins (on distributable earnings revenues)	13.3%	12.6%

Post-tax distributable earnings margins (on distributable earnings revenues)	11.0%	10.6%

Effective tax rate	15.0%	15.0%

Notes and Assumptions

(a)	Real estate brokerage revenue includes $2.0 million and $0.7 million in Q1 2015 and Q1 2014, respectively, of revenue related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Q1 2015 and Q1 2014 includes $15.4 million and $9.4 million, respectively, of earn-out revenue and the related mark-to-market movements and/or hedging of shares associated with the NASDAQ OMX transaction.
(c)	Compensation and employee benefits exclude charges associated with: the grant of exchangeability to limited partnership units; redemption of partnership units and issuance of restricted shares and compensation related partnership loans; and allocations of net income to founding/working partner units and limited partnership units. Compensation and employee benefits include compensation associated with real estate brokerage revenues related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(d)	Other expenses exclude certain charges with respect to acquisitions, dispositions and/or resolutions of litigation; non-cash charges on acquired receivables; and charges related to other non-cash, non-dilutive, and / or non-economic items.
(e)	Represents the noncontrolling interest allocation associated with joint ownership of our administrative services company (Tower Bridge), GFI Group Inc., and our Real Estate affiliated entities.
(f)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015, and on July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended March 31, 2015 and 2014 include approximately 40 million of additional shares, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF REVENUES UNDER GAAP AND DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q1 2015	Q1 2014
GAAP Revenue	$547,567	$444,789

Plus: Other Income (losses), net	32,561	(4,498)

Adjusted GAAP	580,128	440,291

Adjustments:
NASDAQ OMX Earn-out Revenue (1)	12,484	11,612
Revenue with respect to acquisitions, dispositions, resolutions of litigation, and other (2)	(29,879)	(8,973)
Non-cash (gains) losses related to equity investments	(803)	2,275
Real Estate purchased revenue	1,965	717

Distributable Earnings Revenue	$563,895	$445,922

(1)	Q1 2015 and Q1 2014 revenues related to the NASDAQ OMX earn-out shares were $2.9 million and $(2.2) million for GAAP and $15.4 million and $9.4 million for distributable earnings, respectively.
(2)	Q1 2015 includes the recognition $29.0 million realized gain on the 17.1 million shares of GFI common stock owned by BGC prior to the successful completion of the tender offer to acquire GFI on February 26, 2015.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands, except per share data)

(unaudited)

	Q1 2015	Q1 2014
GAAP income before income taxes	$36,270	$11,246

Pre-tax adjustments:

Dividend equivalents to RSUs	—	3

Non-cash (gains) losses related to equity investments, net	(803)	2,275

Real Estate purchased revenue, net of compensation and other expenses (a)	3,170	748

Allocations of net income and grant of exchangeability to limited partnership units and FPUs	37,054	31,323

NASDAQ OMX earn-out revenue (b)	12,484	11,612

Gains and charges with respect to acquisitions, dispositions and / or resolutions of litigation, charitable contributions and other non-cash, non-dilutive, non-economic items (c)	(12,976)	(964)

Total pre-tax adjustments	38,929	44,997

Pre-tax distributable earnings	$75,199	$56,243

GAAP net income available to common stockholders	$14,055	$8,008

Allocation of net income to noncontrolling interest in subsidiaries	10,382	1,933

Total pre-tax adjustments (from above)	38,929	44,997

Income tax adjustment to reflect effective tax rate	(1,234)	(7,692)

Post-tax distributable earnings	$62,132	$47,245

Pre-tax distributable earnings per share (d)	$0.22	$0.17

Post-tax distributable earnings per share (d)	$0.18	$0.15

Fully diluted weighted-average shares of common stock outstanding	378,744	362,087

Notes and Assumptions

(a)	Represents revenues related to the collection of receivables, net of compensation, and non-cash charges on acquired receivables, which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Distributable earnings for the first quarter of 2015 and 2014 includes $12.5 million and $11.6 million, respectively, of adjustments associated with the NASDAQ OMX transaction. For Q1 2015 and Q1 2014 the revenues related to the NASDAQ OMX earn-outs were $2.9 million and $(2.2) million for GAAP and $15.4 million and $9.4 million for distributable earnings, respectively.
(c)	Q1 2015 includes the recognition $29.0 million realized gain on the 17.1 million shares of GFI common stock owned by BGC prior to the successful completion of the tender offer to acquire GFI on February 26, 2015.
(d)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended March 31, 2015 and 2014 include approximately 40 million of additional shares, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

Segment Disclosure - Q1 2015 vs Q1 2015

($ in thousands)

(unaudited)

Q1 2015

	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$355,716	$200,354	$7,825	$563,895	$(16,328)	$547,567
Total expenses	277,454	180,784	30,458	488,696	55,162	543,858
Total other income (losses), net (1)	—	—	—	—	32,561	32,561

Pre-tax distributable earnings, before noncontrolling interests and taxes (2) (3)	$78,262	$19,570	$(22,633)	$75,199	$(38,929)	$36,270

Pre-tax margin	22.0%	9.8%	NMF	13.3%

Q1 2014

	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$287,145	$149,829	$8,948	$445,922	$(1,133)	$444,789
Total expenses	228,065	134,627	26,987	389,679	39,366	429,045
Total other income (losses), net (4)	—	—	—	—	(4,498)	(4,498)

Pre-tax distributable earnings, before noncontrolling interests and taxes (5) (6)	$59,080	$15,202	$(18,039)	$56,243	$(44,997)	$11,246

Pre-tax margin	20.6%	10.1%	NMF	12.6%

(1)	Total other income (losses), net is comprised of the mark-to-market movements and/or hedging of $2.9 million on the Financial Services NASDAQ earnout shares, $29.0 million realized gain in Corporate on the 17.1 million shares of GFI common stock owned by BGC prior to the tender offer, and Corporate gains on equity method investments of $0.8 million.
(2)	For the three months ended March 31, 2015, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $15.4 million related to the earn-out portion of the NASDAQ OMX transaction consideration including the mark-to-market movements and/or hedging of the shares.
(3)	For the three months ended March 31, 2015, the Real Estate Services segment income (loss) from operations before income taxes includes $2.0 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.
(4)	Total other income (losses), net is comprised of the mark-to-market movements and/or hedging of $(2.2) million on the Financial Services NASDAQ earnout shares, and the Corporate losses on equity method investments of $2.3 million.
(5)	For the three months ended March 31, 2014, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $9.4 million related to the earn-out portion of the NASDAQ OMX transaction consideration including the mark-to-market movements and/or hedging of the shares.
(6)	For the three months ended March 31, 2014, the Real Estate Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $0.7 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

Reconciliation of GAAP Income to Adjusted EBITDA

(and Comparison to Pre-Tax Distributable Earnings)

(in thousands) (unaudited)

	Q1 2015	Q1 2014
GAAP Income from continuing operations before income taxes	$36,270	$11,246
Add back:
Employee loan amortization	8,066	7,090
Interest expense	15,902	9,335
Fixed asset depreciation and intangible asset amortization	16,599	10,819
Impairment of fixed assets	4,484	4,704
Exchangeability charges (1)	36,572	29,137
(Gains) losses on equity investments	(803)	2,275

Adjusted EBITDA	$117,090	$74,606

Pre-Tax distributable earnings	$75,199	$56,243

(1)	Represents non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units

BGC Partners, Inc. Quarterly Market Activity Report (Excludes GFI)

The following table provides certain volume and transaction count information on the fully electronic systems of BGC for the periods indicated.

				% Change	% Change
	1Q14	4Q14	1Q15	Q1’15 vs. Q4’14	Q1’15 vs. Q1’14
Notional Volume (in $US billions)
Fully Electronic Rates*	795	800	1,248	55.9%	57.0%
Fully Electronic FX**	2,039	3,698	3,910	5.7%	91.7%
Fully Electronic Credit**	282	399	485	21.4%	71.9%
Fully Electronic Equities & Other**	—	—	—	(13.3%)	(81.9%)

Total Fully Electronic Volume	3,116	4,897	5,643	15.2%	81.1%

HYBRID***
Total Hybrid Volume	37,089	33,609	26,641	(20.7%)	(28.2%)

Total Hybrid & Fully Electronic Volume	40,205	38,506	32,284	(16.2%)	(19.7%)

Transaction Count
Fully Electronic Rates*	51,583	71,022	77,590	9.2%	50.4%
Fully Electronic FX**	1,708,190	3,262,588	3,644,732	11.7%	113.4%
Fully Electronic Credit**	20,957	24,597	30,062	22.2%	43.4%
Fully Electronic Equities & Other**	116				(100.0%)

Total Fully Electronic Transactions	1,780,846	3,358,207	3,752,384	11.7%	110.7%

HYBRID
Total Hybrid Transactions	705,755	678,807	596,968	(12.1%)	(15.4%)

Total Hybrid and Fully Electronic Transactions	2,486,601	4,037,014	4,349,352	7.7%	74.9%

Trading Days	61	64	61

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.
**	Defined as Foreign Exchange Derivatives and Spot Foreign Exchange (“FX”); Credit Derivatives, Asset-backed and Corporate Bonds (“Credit); Commodity Derivatives , and Equity-Related Products (Equities & Other”).
***	Defined as volume from Hybrid transactions conducted by BGC Brokers, exclusive of voice-only transactions.

BGC and GFI Media Contacts:

Hannah Sloane +1 212-294-7938	Sarah Laufer +1 212-915-1008

BGC and GFI Investor Contacts:

Jason McGruder +1 212-829-4988	Jason Chryssicas +1 212-915-1987